Exhibit 99.4

MCLEODUSA INCORPORATED

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 30, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder signing this proxy card hereby appoints Royce J. Holland and Bernard Zuroff, and each of them, proxies, each with full power of substitution, and hereby authorizes them, to represent and to vote all of the shares of common stock, par value $0.01, of McLeodUSA Incorporated that such stockholder has the power to vote, with all powers that such stockholder would possess if personally present at the Special Meeting of Stockholders to be held at McLeodUSA Incorporated, 16479 Dallas Parkway, Suite 700, Bent Tree Towers II, Dallas, Texas 75248, on January 30, 2008 at 9:00 a.m., Central Time, and at any adjournments or postponements thereof, as indicated below and, in the discretion of such proxies, upon any other business that may properly come before the meeting or any adjournments or postponements thereof, all as set forth in the accompanying Notice and Joint Proxy Statement/Prospectus.

The shares represented by this Proxy will be voted as specified, or if no choice is specified, “FOR” Proposal 1 and, as said proxies deem advisable, on such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to McLeodUSA Incorporated, Attention: Bernard Zuroff, Secretary, 16479 Dallas Parkway, Suite 700, Bent Tree Towers II, Dallas, Texas 75248.

☒ PLEASE MARK VOTES AS IN THE EXAMPLE	1	To adopt the Agreement and Plan of Merger (the “Agreement and Plan of Merger”), dated as of September 17, 2007, as amended, among PAETEC Holding Corp., PS Acquisition Corp., a wholly owned subsidiary of PAETEC Holding Corp., and McLeodUSA Incorporated, pursuant to which PS Acquisition Corp. will be merged with and into McLeodUSA Incorporated (the “Merger”), and to approve the transactions contemplated by the Agreement and Plan of Merger, including the Merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	2	The proxies are authorized to consider and take action in their discretion upon any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

	Mark box at right if an address change or comment has been noted on the reverse of this card.		☐

Copies of the Notice of Meeting and of the Joint Proxy Statement/Prospectus have been received by the undersigned.

Signature of Stockholder                                                           Date:

Signature of Stockholder                                                           Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign the partnership name by an authorized person.